EXHIBIT 10.1
[Sallie Mae Logo]

Dear Pete,
On behalf of SLM Corporation (the “Company”), I am pleased to offer you employment in the position of Executive Vice President effective September 18, 2023. Following your start date, you will subsequently be appointed as Chief Financial Officer effective October 27, 2023. You will report to Jonathan Witter, Chief Executive Officer.

Your annualized base salary of $580,000 will be paid bi-weekly.

You will be eligible for an annual target bonus of 150% of your base salary, subject to the terms and conditions of the Company’s Annual Incentive Plan (AIP). Bonus awards are prorated based on your date of hire and are paid within the first quarter of the following calendar year; you must be employed with Sallie Mae on the date of payment to be eligible. If actions are taken that are not appropriately risk-balanced, or in cases where imprudent or excessive risk is taken, an employee’s incentive compensation may be reduced, eliminated, or recouped. We’ll share more information about the terms and conditions of this bonus plan after your start date.

As part of the annual management review process, you will be eligible to participate in the Sallie Mae equity program early in the following calendar year, based on the level of your position. You will be eligible to receive an equity grant based on the full year target level award for your position which is $1,300,000. The award amount and grant date of the equity award, if approved, will be after the date the Compensation Committee of the Board of Directors meets to review and approve management compensation. Agreements detailing your award, and its vesting terms, will be provided at the time of grant.

You will also receive an $850,000 sign-on award to be issued in the form of restricted stock units (RSUs), contingent upon the approval from the Compensation Committee of the Board of Directors. This award will be made on October 30, 2023. The terms and conditions of this award will be provided to you when issued.

You will also receive a one-time cash sign-on bonus of $460,000, less applicable taxes, to be paid on the pay date following 30 days of active employment. Company policy requires that if you voluntarily terminate your employment, or if your employment is involuntarily terminated by the company for cause, prior to the satisfactory completion of one year of service, you will be liable to re-pay the company for the entire sign-on bonus granted. If you voluntarily or involuntarily resign after one year of service but less than two years of service, you will be liable to re-pay the company for 50% of the amount paid as a sign-on bonus. By signing your acceptance of the terms of this offer, you agree to repay the sign-on bonus owed to the company within 30 days of the effective date of your voluntary or involuntarily termination.

You will also be eligible for our employee benefits package provided to Officers of the Company at the Executive Officer level including the SLM Relocation Services policy at the Executive Level, or its successor policy, and the SLM Corporation Severance Plan for Senior Officers and the Change in Control Severance Plan for Senior Officers or their respective success plans. Other benefits include the Executive Physical Program and the Supplemental 401(k) Savings Plan, in addition to our regular package of employee benefits. Your benefits will take effect on the first calendar day of the month following your start date. For more information on your benefits, please review the Benefits Overview and Healthcare Premiums guide.

You represent that you have not taken and agree that you will not take in connection with your employment with the Company, any action that would violate any contractual or other restriction or obligation that is binding on you or any continuing duty you may owe to others, including to your current and any prior employer. If you are not able to make this representation or your representation is false, then the Company reserves the right to terminate your employment for Cause. You acknowledge that in the event of a conflict with any other agreement (whether written or oral) or understanding that you have with the Company, the terms of this letter agreement control and that this letter agreement supersedes any prior discussions regarding your employment with the company.

You acknowledge and agree that you will not use or disclose at any time, except with the prior written consent of the Company, any proprietary, trade secret or confidential information relating to the business of the Company you may receive in connection with our offer of employment and between the date hereof and your Start Date; provided, however, that this provision will not preclude you from (i) the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this offer letter or in any other unauthorized fashion, or (ii) disclosure of such information is required by law or court order; provided that, prior to such disclosure required by law or court order, you will give the Company three (3) business days’ written notice (or, if disclosure is required to be made in less than three (3) business days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith. Prior to your Start Date, you will be asked to review and sign the Agreement Regarding Confidentiality, Intellectual Property, and Non-Solicitation, and you acknowledge that the execution of that agreement is a requirement for your employment.

This offer of employment is contingent upon passing background and identity checks. Prior to your first day of employment, you will be required to complete our background check and fingerprinting for identity verification. Further, to the extent applicable, this offer is contingent upon your eligibility for re-employment with Sallie Mae and the verification of any applicable degree(s)/licensure(s) required or associated with the position. We retain the right to rescind our employment offer if you do not pass these checks, or if you do not complete any steps throughout the pre-employment process.

As you know, employment at Sallie Mae is at-will and nothing in this offer changes this status. Please indicate your acceptance of our offer as set forth in this letter by signing and returning to my attention. I encourage you to keep a copy of this letter for your records.

This offer of employment, and its commitments, supersedes all other offers and commitments, oral or written, explicit or implied, made by any person at Sallie Mae.
We look forward to officially welcoming you into the Sallie Mae team.
Sincerely,

/s/ Will Wolf

Will Wolf
Chief People Officer
SLM Corporation

Agreed and Signed By:

/s/ Peter M Graham Date: August 25, 2023
Peter Graham

/s/ Jonathan W Witter Date: August 25, 2023
Jon Witter
Chief Executive Officer
SLM Corporation